FOURTH AMENDMENT

TO

PARTICIPATION AGREEMENT

Fourth Amendment, effective April 1, 2010 to The Participation Agreement, (the “Agreement”), dated December 1, 2001, as amended, by and among MONY Life Insurance Company, AXA Equitable Life Insurance Company (pursuant to the Third Amendment to the Agreement) (collectively, the “Company”), PIMCO Variable Insurance Trust and Allianz Global Investors Distributors (collectively, the “Parties”).

WHEREAS, the parties wish to enable Company to offer shares of the portfolios of PIMCO Variable Insurance Trust in every Company separate account.

The Parties hereby agree to amend the Agreement as follows:

1.	Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Fourth Amendment as of the date first above set forth.

PIMCO VARIABLE INSURANCE TRUST		ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:		By:
Name:	Peter G. Strelow	Name:	Steven B. Plump
Title:	Vice President	Title:	Managing Director
Date:	3/30/2010	Date:	April 5, 2010

AXA EQUITABLE LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts		MONY LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

By:		By:
Name:	Steven M. Joenk	Name:	Steven M. Joenk
Title:	Senior Vice President	Title:	Senior Vice President
Date:	3/19/2010	Date:	3/19/2010

SCHEDULE A

PIMCO Variable Insurance Trust Portfolios:

All Portfolios of PIMCO Variable Insurance Trust

COMPANY SEPARATE ACCOUNTS	PRODUCTS
A
FP
I
45
49
65
66
206	All Products related to the Company Separate Accounts.
301
Legacy “S”
Legacy “L”
Legacy “A”
MONY UGVL VUL
MONY UGVL SVUL
MONY UGVA VA
Keynote

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